Form N-CSR Item 19(d) Exhibit

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-263033 on Form N-2 of our report dated August 20, 2024, relating to the financial statements and financial highlights of Eaton Vance Senior Income Trust (the “Trust”), appearing in this Annual Report on Form N-CSR of the Trust for the year ended June 30, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 23, 2024